Co # 102061

State of Utah
Department of Commerce
Division of Corporations and Commercial Code

I Hereby certify that the foregoing has been filed and approved on the 1 day of May 98 in the office of this Division and hereby issue this Certificate thereof.

Examiner BS Date 5/1/98

LORENA P. RIFFO
DIVISION DIRECTOR

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
PACIFIC DIVERSIFIED HOLDINGS CORP.

RJS

THE UNDERSIGNED does hereby certify that:

I am the President of PACIFIC DIVERSIFIED HOLDINGS CORP., a Utah corporation.

1. Article I of this Corporation's Articles of Incorporation be amended and, as amended, read as follows:

ARTICLE I

The name of the Corporation is "AGORA HOLDINGS, INC.";

2. Article IV of this Corporation's Articles of Incorporation be amended and, as amended, read as follows:

98 MAY -1 A9:04

ARTICLE IV

(a) The corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
Common	50,000,000	$.001
Preferred	50,000	$.10

(b) The designations and the powers, preferences and rights, and the qualifications or restrictions thereof are as follows:

(i) The Preferred shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares as adopted by the Board of Directors; the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series, the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative, the redemption price or prices for the particular series, the voting powers for the particular series, the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for the subsequent adjustment of such conversion rights, the rights, if any, of the particular series to participate in distributions or payments upon liquidation, dissolution or winding up of the corporation, and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

(ii) Each Preferred share will vote as common stock on all matters for which shareholder approval is required or sought on the basis of one Preferred share counting as 100 Common shares.

812102014

EXPEDITE

3. The number of shares issued and outstanding and eligible to vote on the above amendment on March 27, 1998, the record date, was 1,101,027 shares of Common Stock.

4. The foregoing amendment was adopted by the Corporation's stockholders at a Special Meeting of Stockholders on April 7, 1998.

Shareholders owning 846,768 (TAW) shares of Common Stock voted for the amendment. The shares voting for the amendment represents a majority of the issued and outstanding shares of every class of the Corporation's stock entitled to vote on the amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Timothy N. Vujnich, its President, and attested by Anthony D. Ribaudo, its Secretary, this 27th day of April, 1998.

PACIFIC DIVERSIFIED HOLDINGS CORP.

By: ______________________
Timothy N. Vujnich, President

ATTEST:

By: ______________________
Anthony D. Ribaudo, Secretary

[PDHI0012.038]

'98 MAY -1 A9:04